Exhibit 4.17

ADDENDUM NO.1

to the Amended and Restated Master Management Agreement dated as of the 28th day of July 2022 and effective as of the 1st day of July 2022 (the “Agreement”)

This Addendum No.1 to the Agreement is made on November 18, 2022 (the “Addendum No. 1 ”) by and between:

1.	CASTOR MARITIME INC., a corporation duly organized and existing under the laws of the Marshall Islands with its registered office at [●], Marshall Islands (the “CTRM”);

2.
CASTOR SHIPS S.A., a company duly organized and existing under the laws of the Marshall Islands with its registered office at [●], Marshall Islands, having established a branch office in Greece pursuant to the provisions of art. 25 of Law 27/1975 (formerly law 89/1967) at 25 [●], Greece (the “Manager”);

3.	The shipowning corporations listed in Annexes 1 and 2 hereto (the “Shipowning Subsidiaries”); and

4.	The ex-shipowning corporation listed in Annex 3 hereto (the “Ex-Shipowning Subsidiary” and together with the Shipowning Subsidiaries and CTRM, collectively the “Company”)

(hereinafter collectively referred to as the “Parties” and individually as a “Party”).

WHEREAS:

(A)
The Parties have entered into the Agreement by which the Manager undertook to provide certain technical, commercial, crew management services and administrative services in respect of the Vessels and the business affairs of the Company as described in more detail in the Agreement and the Schedules thereto;

(B)
CTRM intends to acquire, directly or indirectly, wholly or partially, additional shipowning companies which, in turn, shall own or charter in Additional Vessels, namely containerships (the “Container Shipowning Subsidiaries”); each Container Shipowning Subsidiary shall adhere to the Agreement by entering into an adhesion agreement to be executed by and between such Container Shipowning Subsidiary and the Parties to the Agreement;

(C)
Elektra Shipping Co. of the Marshall Islands, being a subsidiary of CTRM which used to own the tanker vessel Wonder Arcturus and was listed in Schedule A-2 to the Agreement, sold the said vessel on July 15, 2022 and as of that date is an Ex-Shipowning Subsidiary (as such term, in plural, is defined in Clause 1 herein below) and is listed in Annex 3 hereto.

(D)	In view of the foregoing, the Parties wish to extend, supplement and amend the Agreement in accordance with the terms and conditions of this Addendum No.1 by virtue of Section 12 of the Agreement; and

(E)
Unless the context otherwise requires, any terms and expressions not defined in this Addendum No.1 (including in the Recitals) but defined in the Agreement shall have the meanings set out in the Agreement.

NOW therefore, in consideration of the foregoing, the Parties hereto agree as follows:

1.	The following amendments and/or supplements are hereby made to the Agreement:

(i)	The following new definitions are hereby added in Section 1 (Definitions) of the Agreement:

“Ex-Shipowning Subsidiaries” means the legal entities which previously owned or chartered Vessel(s) that have been sold, transferred or otherwise disposed of or have become actual, constructive, agreed or compromised total loss, or become subject to a requisition for title or compulsory acquisition by any government or other competent authority, as listed in Schedule A-4 of this Agreement as such Schedule A-4 may be amended and/or supplemented from time to time.

“Per Containership Management Fees” has the meaning set forth in Section 6(i) a. of this Agreement.

(ii)	The definitions of the following terms contained in Section 1 (Definitions) of the Agreement are hereby replaced by the following definitions:

“Daily Ship Management Fees” means Per Bulk Carrier Vessel Management Fees, Per Tanker Vessel Management Fees and Per Containership Management Fees.

“Shipowning Subsidiaries” means the shipowning corporations listed in Schedules A-1, A-2 and A-3 of this Agreement.

“Vessels” includes all vessels set out in Schedules A-1, A-2 and A-3 to this Agreement as of the date of the Agreement (as such Agreement has been amended and/or supplemented and as may further amended and/or supplemented from time to time) and any Additional Vessels.

(iii)	Section 6(i) a. (Management Fees) of the Agreement is hereby deleted and is replaced by the following new Section 6(i) a. (Management Fees):

“a.
US$ 925 per bulk carrier Vessel per day (the “Per Bulk Carrier Vessel Management Fees”) and US$ 925 per container Vessel per day (the “Per Containership Management Fees”) and US$ 975 per tanker Vessel per day (the “Per Tanker Vessel Management Fees”), accrued on a daily basis, for the provision of the services provided in the relevant Ship Management Agreement(s) and in this Agreement, which may be adjusted from time to time by written agreement of the Company and the Manager (collectively the “Daily Ship Management Fees”);”

(iv)	Any reference to the Shipowning Subsidiaries in Sections 8(v), 9(iii), 19 and in Schedule C paras b., c., h. and i. shall include also any Ex-Shipowning Subsidiaries.

(v)
A new Schedule A-3 shall be produced and inserted after Schedule A-2 to the Agreement listing the Container Shipowning Subsidiaries which shall from time to time enter into the Agreement by respective adhesion agreements to be executed by and between the Parties to the Agreement and each Container Shipowning Subsidiary.

(vi)	A new Schedule A-4 shall be produced and inserted after Schedule A-3 to the Agreement listing the Ex-Shipowning Subsidiaries.

(vii)
For each Additional Vessel its respective shipowning corporation shall adhere to the Agreement by entering into an adhesion agreement to be executed by and between such shipowning corporation and the Parties to the Agreement.

2.	All other terms and conditions of the Agreement shall remain unaltered and in full force and effect.

3.	The Agreement and this Addendum No.1 constitute an integral document which is valid and binding upon its parties in accordance with its terms.

4.
This Addendum No.1 may be executed in any number of counterparts (in accordance with article 160 of the Greek Civil Code), including facsimile counterparts or as a “pdf” or similar attachment to an email, all of which, taken together, shall constitute one and the same agreement.

5.	Governing Law and Jurisdiction

(i)
This Addendum No.1 and any dispute or claim arising out of or in connection with it or its subject matter or formation, including a dispute relating to the existence, validity or termination of this Addendum No.1 or any non-contractual disputes or claims (a “Dispute”) shall be governed by Greek law.

(ii)	Subject to below paragraph (iii), the Courts of Piraeus, Greece shall have exclusive jurisdiction to settle any Dispute.

(iii)
Paragraph (ii) above is for the exclusive benefit of the Manager, who reserves the right: (a) to commence proceedings in relation to any Dispute in the courts of any country other than Greece and which may have or claim jurisdiction to that Dispute; and (b) to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in Piraeus, Greece or without commencing proceedings in Piraeus, Greece. The Company shall not commence any proceedings in any country other than Greece in relation to a Dispute.

 [Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Addendum No.1 as of the date first written above.

CASTOR MARITIME INC.

By:
Name:
Title:

CASTOR SHIPS S.A.

By:
Name:
Title:

Signed for and on behalf of the Shipowning Subsidiaries
listed in Annex 1

By:
Name:
Title:

Signed for and on behalf of the Shipowning Subsidiaries
listed in Annex 2

By:
Name:
Title:

Signed for and on behalf of the Ex-Shipowning Subsidiaries
listed in Annex 3

By:
Name:
Title:

ANNEX 1

SHIPOWNING SUBSIDIARIES LIST (bulk carrier Vessels)

Name of Shipowning Subsidiary	Vessel Name	Sector	IMO No.	Vessel Flag

Pumba Shipping Co.	Magic Orion	Bulk Carrier		Marshall Islands
Super Mario Shipping Co.	Magic Venus	Bulk Carrier		Marshall Islands
Liono Shipping Co.	Magic Thunder	Bulk Carrier		Marshall Islands
Kabamaru Shipping Co.	Magic Argo	Bulk Carrier		Marshall Islands
Asterix Shipping Co.	Magic Perseus	Bulk Carrier		Marshall Islands
Mulan Shipping Co.	Magic Starlight	Bulk Carrier		Marshall Islands
Luffy Shipping Co.	Magic Twilight	Bulk Carrier		Marshall Islands
Snoopy Shipping Co.	Magic Nebula	Bulk Carrier		Marshall Islands
Jumaru Shipping Co.	Magic Nova	Bulk Carrier		Marshall Islands
Johnny Bravo Shipping Co.	Magic Mars	Bulk Carrier		Marshall Islands
Garfield Shipping Co.	Magic Phoenix	Bulk Carrier		Marshall Islands
Pocahontas Shipping Co.	Magic Horizon	Bulk Carrier		Marshall Islands
Pikachu Shipping Co.	Magic Moon	Bulk Carrier		Marshall Islands
Spetses Shipping Co.	Magic P	Bulk Carrier		Marshall Islands
Bistro Maritime Co.	Magic Sun	Bulk Carrier		Marshall Islands
Stewie Shipping Co.	Magic Vela	Bulk Carrier		Marshall Islands
Cinderella Shipping Co.	Magic Eclipse	Bulk Carrier		Marshall Islands
Songoku Shipping Co.	Magic Pluto	Bulk Carrier		Marshall Islands
Mickey Shipping Co.	Magic Callisto	Bulk Carrier		Marshall Islands
Bagheera Shipping Co.	Magic Rainbow	Bulk Carrier		Marshall Islands

ANNEX 2

SHIPOWNING SUBSIDIARIES LIST (tanker Vessels)

Name of Shipowning Subsidiary	Vessel Name	Sector	IMO No.	Vessel Flag

Rocket Shipping Co.	Wonder Polaris	Tanker		Marshall Islands
Gamora Shipping Co.	Wonder Sirius	Tanker		Marshall Islands
Drax Shipping Co.	Wonder Bellatrix	Tanker		Marshall Islands
Colossus Shipping Co.	Wonder Musica	Tanker		Marshall Islands
Hawkeye Shipping Co.	Wonder Avior	Tanker		Marshall Islands
Starlord Shipping Co.	Wonder Vega	Tanker		Marshall Islands
Vision Shipping Co.	Wonder Mimosa	Tanker		Marshall Islands
Xavier Shipping Co.	Wonder Formosa	Tanker		Marshall Islands

ANNEX 3

EX-SHIPOWNING SUBSIDIARIES LIST

Name of Ex-Shipowning Subsidiary	Vessel Name	Sector	IMO No.	Vessel Flag

Elektra Shipping Co.	Wonder Arcturus	Tanker		Marshall Islands